Exhibit 3.141

ARTICLES OF ORGANIZATION

OF

CLINICAL PARTNERS PROFESSIONAL SERVICES, LLC

A LIMITED LIABILITY COMPANY

I, Ronne M. Lippitt, a natural person eighteen years of age or older, acting in the capacity of organizer of a limited liability company pursuant to the Texas Limited Liability Company Act (the “Act”), adopt the following Articles of Organization for a limited liability company.

ARTICLE I
NAME

The name of the Limited Liability Company is CLINICAL PARTNERS PROFESSIONAL SERVICES, LLC.

ARTICLE II
DURATION

The Company’s duration is perpetual unless earlier dissolved in accordance with its regulations.  The filing of these Articles with the Texas Secretary of State will be the Company’s beginning date.

ARTICLE III
PURPOSES

The purpose for which this limited liability company is organized is to conduct any and all lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which limited liability companies may be organized under the Act and the laws of Texas, including, but not limited to, contracting for and performing services relating to billing for and collection of accounts and receivables of professionals; to do such other acts as are incidental to the foregoing or desirable in order to accomplish the purpose for which the company was formed; and to have and exercise all rights and powers that are now or may hereafter be granted to a limited liability company by law.

The foregoing shall be construed as objects, purposes and powers, and enumeration thereof shall not be held to limit or restrict in any manner the powers hereafter conferred on this limited liability company by the laws of the State of Texas.

The company may, in its Regulations, confer powers, not in conflict with Texas law, on its Members in addition to the foregoing and in addition to the powers and authorities expressly conferred on them by statute.

ARTICLE IV
POWERS

The Limited Liability Company shall have the powers provided for a corporation under the Texas Business Corporation Act and a limited partnership under the Texas Revised Limited Partnership Act.

ARTICLE V
COMMENCEMENT OF BUSINESS

The Limited Liability Company will not commence business until it has received for the issuance of its certificates of membership interest consideration consisting of money, labor done, a promissory note, or property received.

ARTICLE VI
PRINCIPAL PLACE OF BUSINESS & REGISTERED AGENT

The address of the principal place of business in this state is: 404 N. Green Street, Longivew, Gregg County, Texas 75601.  The street address of the initial registered office of the Limited Liability Company is 404 N. Green Street, Longview, Gregg County, Texas 745601, and the name of its initial registered agent at such address is JERRY S. HARRIS.

ARTICLE VII
MANAGEMENT

The Limited Liability Company will not have any managers.  The management of the Limited Liability Company is hereby reserved to the Members.  The name and address of the person who is to serve as a Member until the first annual meeting of the company’s Member or until successors are elected and qualified is:

Name	Address
Harold B. Bolnick, M.D.	404 N. Green Street
Longview, TX 75601

ARTICLE VIII
ORGANIZER

The name and address of the organizer is:

Name	Address
Ronne M. Lippitt	404 N. Green Street
Longview, TX 75601

ARTICLE IX
REGULATIONS

The Initial Regulations will be adopted by the Member.  The powers to alter, amend or repeal the Regulations or adopt new Regulations is vested in the Member subject to repeal or change by action of the Members.

ARTICLE X
VOTING

On each matter on which the Member is entitled to vote, the Member will have one (1) vote or a fraction of one vote per one percent of membership interest or fraction of membership interest owned by the Member.

With respect to any matter for which the affirmative vote of the holders of a specified portion of the membership interest entitled to vote is required by the Act, and notwithstanding that such Act may require a portion of the membership interest entitled to vote that exceeds that specified in this Article, the act of the Members on that matter shall be the affirmative vote of the holders of a majority of the membership interest entitled to vote on that matter, rather than the affirmative vote otherwise required by such Act.

ARTICLE XI
AUTHORITY

The authority to acquire, mortgage, or dispose of property of the company is limited to the Members.

ARTICLE XII
INDEMNIFICATION

The company shall indemnify every member, and the members’ heirs, executors and administrators, against expenses actually and reasonably incurred by the member, as well as against any amount paid upon a judgment in connection with any action, suit, or other proceeding, civil or criminal, to which the member may be made a party by reason of having been a member of this limited liability company.

This indemnification is being given because the members will be requested by the company to act for and on behalf of the company and for the company’s benefit.

This indemnification shall not be exclusive of other rights to which the members may be entitled.

The members shall be entitled to the fullest indemnification allowed by the current law or as the law may be amended hereafter.

As permitted by law, and except as otherwise provided in the regulations, a member shall be liable to the company for the following actions:

a.                                       A breach of the member’s duty of loyalty to the company, or to its other members;

b.                                      An act or omission that was taken in bad faith and which constitutes a breach of the member’s duty to the Company by an act that is grossly negligent, malicious, or intentional, as those terms are defined at law, or a knowing violation of the law;

c.                                       A transaction from which the Member received an improper benefit to the detriment of the Company or its members whether or not the benefit resulted from an action taken within the scope of the member’s office;

d.                                      An act or omission for which the member is expressly liable at law and for which an indemnification is not allowed.

Any repeal or amendment of this Article by the members will not adversely affect any limitation on a member’s liability existing at the time of the repeal or amendment.  The member will not be liable to the extent permitted by Texas law limiting the liability of a member or of a director of a corporation.  The foregoing elimination of a member’s liability to the Company or its other members will not be exclusive.  The member will have any other rights or limitations of liability or indemnity to which a member may be entitled under any other provision in the following:

•                                          the Articles;

•                                          the Company’s regulations

•                                          contract or agreement;

•                                          vote of members or disinterested members of the Company; or

•                                          otherwise.

ARTICLE XIII
COMPANY ACTIONS

Any action required by the Texas Limited Liability Company Act, and any amendments thereto, may be taken at any annual or special meeting of Members of the Limited Liability Company or by:

a.                                       An affirmative vote of those persons having not fewer than the minimum number of votes that would be necessary to take the action at a meeting at which all members or managers, as the case may be, entitled to vote on the action were present and voted; or

b.                                      Consent of each member of the limited liability company, which may be established by either the member’s failure to object to the action in a timely manner, if the member has full knowledge of the action, consent to the action in writing signed by the member, or any other means reasonably evidencing consent

Or, if proper written consent is given, any action which may be taken at any annual or special meeting of Members of the Limited Liability Company, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of membership interest having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all membership interest entitled to vote on the action were present and voted.  Any such written consent must be dated, signed and delivered in the manner required by, and shall be effective for the period specified by the Texas Limited Liability Company Act, and any amendments thereto, and the taking of any such action by written consent shall be subject to satisfaction of all applicable requirements of such Act.

Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action.

ARTICLE XIV
RESTRICTIONS ON ITS TRANSFERABILITY

The membership interest of the Limited Liability Company will be subject to restrictions on its transferability as set out in the Regulations of the Limited Liability Company, which Regulations will be kept with the records of the Limited Liability Company.  The Limited Liability Company will provide a copy of the Regulations without charge to any record holder of a membership interest upon written request addressed to the Limited Liability Company at its principal business office or its registered agent’s address.

ARTICLE XV
CONTINUITY OF BUSINESS

Upon termination of the membership of the last remaining member, the legal representative or successor of the last remaining member, or the legal representative or successor’s designee, may continue the business if, within 90 days after termination, the legal representative or successor of the last remaining member, or the legal representative or successor’s designee, agrees to become a member and continue the company.

ARTICLE XVI
MODIFICATION OF ARTICLES

These Articles of Organization may be amended, modified, supplemented or restated in any manner permitted by applicable law and approved by the affirmative vote of members owning more than fifty percent (50%) in interest of all the membership interests in the Company then outstanding.

IN WITNESS WHEREOF, I have hereunto set my hand this 6th day of September, 2005.

/s/ Ronne M. Lippitt
Ronne M. Lippitt
404 N. Green Street
Longview, TX 75601

ACKNOWLEDGEMENT

STATE OF TEXAS	§
§
COUNTY OF GREGG	§

This instrument was acknowledged before me on 9-6-05, by Ronne M. Lippitt.

/s/ Mary Arden
NOTARY PUBLIC, STATE OF TEXAS

ARTICLES OF AMENDMENT TO
ARTICLES OF ORGANIZATION OF
CLINICAL PARTNERS PROFESSIONAL SERVICES, LLC
A LIMITED LIABILITY COMPANY

These Articles of Organization are submitted for filing pursuant to the applicable provisions of the Texas Business Organizations Code (hereinafter “Code”).

Article I
Entity Name and Type

The name of the entity as currently shown in the records of the Secretary of State and the type of filing entity are:  CLINICAL PARTNERS PROFESSIONAL SERVICES, LLC, a Texas limited liability company (hereinafter “Company”).  The Company’s date of formation is September 6, 2005, and is assigned file number is 800541318.

Article II
Amended Name

The article naming the Company is hereby amended to read as follows:

“The name of the Limited Liability Company is MEDASSOCIATES, LLC.”

Article III
Approval of Amendments

This filing amending the Articles of Organization has been approved in the manner required by the Code and by the governing documents of the Company.

Article IV
Effective Date of Filing

These Articles of Amendment to Articles of Organization become effective when the document is filed by the Secretary of State.

Article V
Execution

This document is signed subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

DATED: June , 2006.	MEDASSOCIATES, LLC
(Formerly Clinical Partners Professional
Services, LLC)

	By:	/s/ Harold Bolnick
Harold B. Bolnick, M.D., Member